Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Terrestrial Energy Inc., a Delaware corporation (the “Company”), and Simon Irish (“Executive”), effective as of October 28, 2025 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive upon the terms and conditions set forth herein, and Executive desires to continue his employment with the Company upon such terms and conditions.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	EMPLOYMENT AND DUTIES.

1.1	Position.

1.1.1	Executive shall be employed by the Company as its Chief Executive Officer, reporting to the Company’s board of directors (the “Board”), subject to the terms and conditions of this Agreement. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates (together with the Company, the “Companies”) in other capacities in addition to the foregoing, consistent with Executive’s position as Chief Executive Officer of the Company. In the event that Executive, during the Term (as defined in Section 2 of this Agreement), serves in any one or more of such additional capacities, Executive’s compensation shall not be increased beyond that specified in Section 3 of this Agreement. In addition, in the event Executive’s service in one or more of such additional capacities is terminated, Executive’s compensation, as specified in Section 3 of this Agreement, shall not be diminished or reduced in any manner as a result of such termination provided that Executive otherwise remains employed under the terms of this Agreement.

1.1.2	Executive shall continue to serve as a member of the Board and, at the end of each of Executive’s terms as a member of the Board that fall during the Term, and so long as Executive is serving as the Chief Executive Officer of the Company, the Company agrees to nominate Executive to be elected as a member of the Board.

1.1.3	The principal place of Executive’s employment shall be at the Company’s Charlotte, NC, offices or as otherwise determined by the Board, provided that Executive may be required to travel on Company business during the Term. If the Executive does not live in the Charlotte, NC area, the Company shall reimburse the Executive’s reasonable travel expenses to the Charlotte, NC office in accordance with its travel policies and procedures and, as applicable, to discuss arrangements for the reimbursement of reasonable temporary housing expenses in Charlotte, NC. If the Executive relocates to the Charlotte, NC area for his employment with the Company, the Company will reimburse his reasonable relocation expenses in accordance with the Company’s relocation policies and procedures and involvement of the Board (or committee thereof) as may be necessary.

1.2	Full Attention. Executive shall devote his full business time exclusively to the affairs of the Company and the discharge of his duties and responsibilities hereunder. Executive shall not, without the consent of the Company, engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement; provided that, the foregoing shall not limit Executive’s ability to (a) participate in reasonable levels of charitable, civic, trade organization, and similar activities, (b) with prior written notice to the Board, serve on the boards of directors or as a member of a committee of one or more non-profit organizations, or (c) manage Executive’s passive personal investment activities, provided that such activities do not, individually or in the aggregate, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other agreement between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement, as determined by the Board in its sole discretion.

1.3	Confidentiality Agreement. As a condition of employment, Executive shall sign and comply with all provisions of the Employee Confidentiality Agreement attached as Addendum 1 hereto, as well as any successor agreement thereto (the “Confidentiality Agreement”), and Executive acknowledges that his employment is adequate consideration for such agreement.

2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s continued employment with the Company pursuant to the terms set forth in this Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”

3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:

3.1	Base Salary. Executive shall receive an annualized base salary of Five Hundred Thousand Dollars ($500,000). The Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be adjusted from time to time by the Board (or a committee thereof). The Base Salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time to time. The base salary as determined herein and adjusted from time to time shall constitute the “Base Salary” for purposes of this Agreement.

3.2	Annual Bonus. During each fiscal year of the Company during the Term (prorated for partial years of service), Executive shall be eligible for an annual performance bonus (“Annual Bonus”) with a target opportunity equal to sixty percent (60%) of Base Salary, based upon the achievement by Executive and/or the Company of performance goals established by the Board (or a committee thereof) at its sole discretion. Any Annual Bonus payable hereunder shall be paid in the fiscal year of the Company immediately following the fiscal year to which such Annual Bonus relates, at the same time as annual performance bonuses are paid to other senior executives of the Company, but in no event later than thirty (30) days following the Company’s receipt of the audited financials with respect to such fiscal year, subject to Executive’s continued employment through the applicable payment date (other than as set forth in Section 4.6 of this Agreement). For the avoidance of doubt, the Annual Bonus shall not be considered earned or payable to Executive if Executive is not an active employee on the date such Annual Bonus is scheduled to be paid (other than as set forth in Section 4.6 of this Agreement).

3.3	Long-Term Equity Incentive Awards.

3.3.1	Generally. Executive shall be eligible to participate in the Company’s 2025 Equity Incentive Plan and such other equity-based compensation plans or programs as may adopted by the Company for its senior executives from time to time, at such level and in such amounts as may be determined by the Board (or a committee thereof) in its sole discretion and subject to the terms and conditions of such equity-based plans or programs and any applicable award agreements thereunder.

3.3.2	Initial Equity Award. Subject to the approval of the Board (or a committee thereof), the Company shall, as soon as reasonably practical but in no event later than ninety (90) days after the Effective Date, grant Executive an award of restricted stock units covering shares of the Company’s common stock with a grant date value of $3 million, as determined by the Board (or a committee thereof). The restricted stock unit grants shall be governed by and subject to the terms of the Company’s 2025 Equity Incentive Plan and the applicable award agreement thereunder, including, but not limited to, (a) a three-year vesting schedule with the restricted stock units vesting in equal annual installments over the three-year period following the grant date, subject to Executive’s continued employment through each applicable vesting date (other than as set forth in Section 4.6 of this Agreement), and (b) such other terms as determined by the Board (or a committee thereof) in its sole discretion.

3.4	Vacation. Executive shall be eligible for paid vacation in accordance with the Company’s vacation policies as they may exist from time to time.

3.5	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans.

3.6	Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.

3.7	Indemnification. Executive shall be covered by any policy of liability insurance which the Company maintains during Executive’s employment for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. In addition to any rights Executive may have under such D&O Insurance, applicable law, or the operating agreement, articles of incorporation, bylaws, or similar governing documents of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify Executive for actions taken by Executive as an officer or director of the Company and/or its affiliates and for claims arising out of or relating to Executive’s service to the Company or any of its affiliates, except to the extent such claims are attributable to Executive’s gross negligence, willful misconduct, dishonesty, illegal activity, or other actions outside the scope of Executive’s employment with the Company.

3.8	Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement.

4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations or restrictions under this Agreement or the Confidentiality Agreement which by their terms are to be performed or remain in force after termination of employment. Notwithstanding any other provision in this Agreement or in any other document, on termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions Executive holds as an officer or member of the Board (or a committee thereof) or the board of directors (or a committee thereof) of any of the Company’s affiliates.

4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s: (a) conviction of or plea of guilty or no-contest to any felony or any crime involving dishonesty or moral turpitude (meaning a crime that includes the commission of an act of depravity or poor morals); (b) material violation of law, or act of fraud or material dishonesty, in connection with Executive’s employment; (c) refusal or intentional failure to comply with any material lawful written directive of the Board; (d) material breach of Executive’s fiduciary duty or duty of loyalty to the Company; (e) material breach of this Agreement, the Confidentiality Agreement, or any other contract with the Company that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the breach; or (f) material violation of any written Company policy that is not cured (if capable of cure, as determined by the Company in its reasonable judgment) within ten (10) days after written notice to Executive identifying the violation, in each case, as determined by the Board in its discretion.

4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon sixty (60) days’ prior written notice to Executive. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof.

4.3	Termination by Executive. Executive may terminate Executive’s employment at any time upon sixty (60) days’ written notice to the Company. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof.

4.4	Termination upon Death or Disability. Executive’s employment will terminate automatically upon Executive’s death. The Company may terminate Executive’s employment for Disability at any time upon written notice to Executive or Executive’s legal representative, with immediate effect. As used in this Agreement, “Disability” means the inability of Executive to have performed Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company). For the avoidance of doubt, a termination by the Company for Disability shall not constitute a termination by the Company without Cause.

4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.

4.6	Payment upon Termination.

4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company, Executive shall be entitled to payment of (a) earned but unpaid Base Salary through the date of termination, (b) any earned but unpaid Annual Bonus from a previous fiscal year of the Company (other than in the event Executive is terminated for Cause in accordance with Section 4.1 of this Agreement), (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the date of termination in accordance with the applicable benefit plans, programs, or policies of the Company (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.

4.6.2	Severance. If the Company terminates Executive’s employment (actually and not constructively) without Cause, and provided that Executive (a) is in compliance with this Agreement and the Confidentiality Agreement and (b) executes and returns to the Company a complete release of all claims against the Company and related persons in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days after the effective date of such termination (the “Termination Date”), the Company shall, in addition to payment of the Accrued Payments:

(a)	pay severance to Executive in an amount equal to (i) twelve (12) months of Base Salary at the rate in effect as of the Termination Date, which shall be paid in equal installments on the Company’s regular paydays over a period of twelve (12) months commencing on the Termination Date or (ii) twenty-four (24) months of Base Salary at the rate in effect as of the Termination Date, if such termination occurs in the three (3) months preceding or in the twelve (12) months following a Change in Control (as defined in Section 6.2.3), which shall be paid in equal installments on the Company’s regular paydays over a period of twenty-four (24) months commencing on the Termination Date (with each of the twelve (12) month or twenty-four (24) month periods, as applicable, the “Severance Period”);

(b)	pay to Executive an amount equal to the full target Annual Bonus for the fiscal year in which the Termination Date occurs, which shall be paid in a lump sum on the first regular payroll date of the Company that is at least sixty (60) days after the Termination Date;

(c)	accelerate the vesting of any time-based vesting equity awards that are scheduled to vest in the twelve (12) month period following the Termination Date; and

(d)	subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s eligible dependents (if any) until the earliest to occur of (A) the end of the Severance Period, (B) the date on which Executive is no longer eligible for COBRA continuation coverage, and (C) the date on which Executive becomes eligible to participate in another plan that offers group health benefits, provided that the Company may modify the subsidized COBRA continuation coverage contemplated hereby to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable). Executive shall provide prompt written notice to the Company in the event of the occurrence of clause (C) in the preceding sentence.

Provided, however, that: (A) the first such payment under this Section 4.6.2 shall be paid or commence to be paid on the first regular payroll date of the Company that is at least sixty (60) days after the Termination Date and shall include all sums that would have been paid had payment commenced on the first payday after the Termination Date; (B) the Severance Period shall terminate immediately upon Executive’s breach of this Agreement or the Confidentiality Agreement; and (C) if the sixty (60)-day period within which the release must become effective spans two (2) calendar years, no payment pursuant to this Section 4.6.2 shall be made before the first business day of the second calendar year.

5.	NONCOMPETITION AND NONSOLICITATION. Executive acknowledges that Executive will be continue to be a member of executive and management personnel at the Company. Executive further acknowledges that during Executive’s employment with the Company, Executive has been and will continue to be privy to extremely sensitive, confidential and valuable commercial information of the Companies, which constitutes trade secrets belonging to the Companies, the disclosure of which information and secrets would greatly harm the Companies. As a reasonable measure to protect the Companies from the harm of disclosure and use of their trade secrets and other confidential information against them, Executive agrees to the following restrictions:

5.1	Covenant Not to Compete. During the Restricted Period, Executive shall not engage in Competition within the Restricted Territory.

5.2	Customer and Business Partner Nonsolicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any Protected Customer or cause or attempt to cause any Business Partners to terminate, reduce or otherwise alter to the detriment of the Companies such Person’s relationship with any of the Companies.

5.3	Employee Nonsolicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, contractor or other service provider of the Companies to terminate, reduce or otherwise alter to the detriment of the Companies such Person’s relationship with the Companies. Notwithstanding the foregoing, this Section 5.3 shall not prohibit general advertisements for employment that are not targeted at employees of the Companies.

5.4	Definitions.

5.4.1	“Business” shall mean (a) development, deployment, and ongoing operational activities related to Integral Molten Salt Reactor technology and (b) any other business activities engaged in by any of the Companies at any time during the most recent eighteen (18) months of Executive’s employment with the Company.

5.4.2	“Business Partners” means any of the Companies’ vendors, suppliers, joint venturers, licensors, referral sources, or other business relationships about whom Executive had any Confidential Information that may be of value to Executive or a third party engaged in the Business in seeking to transact business with such person or entity, or with respect to whom Executive had any relationship responsibilities, either directly or through managing other employees who had such relationship responsibilities.

5.4.3	“Competition” shall mean directly or indirectly (a) engaging in all or any material part of the Business or (b) owning, operating, managing, financing or providing any services or assistance that are substantially similar to the services or assistance provided to the Company, whether as owner, shareholder, member, partner, joint venturer, lender, financier, licensor, licensee, franchisor, franchisee, principal, agent, director, officer, manager, employee, consultant, broker, trustee, or in any other capacity whatsoever. Notwithstanding the foregoing, Executive’s passive ownership of not more than one percent (1%) of the outstanding voting stock of a publicly-traded company shall not, in itself, constitute Competition provided that Executive has no involvement in the management or operation of such company.

5.4.4	“Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

5.4.5	“Protected Customer” shall mean any Person (a) that was a customer of any of the Companies at any time during the most recent two (2) years of Executive’s employment with the Company and (b) with whom Executive had material work-related contact, or about whom Executive acquired confidential information, as an employee of the Company.

5.4.6	“Restricted Period” shall mean the period of Executive’s employment with the Company and the period of twelve (12) months immediately following the Termination Date.

5.4.7	“Restricted Territory” shall mean Canada and the United States of America.

5.5	Reasonable. The restrictions in this Section shall apply only to prevent Executive from providing services in the business and industry segments in which Executive provided services for or on behalf of the Company, or regarding which Executive had any Confidential Information, in either case at any time during the final eighteen (18) months of Executive’s employment. Executive acknowledges that the time limitation, territorial restriction and restriction on activities described herein are reasonable in scope and are appropriate to protect the Companies’ trade secrets, goodwill and other protectable interests. Executive further acknowledges and agrees that Executive has received adequate consideration for the restrictions described herein and that such restrictions will not prevent Executive from earning a living.

5.6	Enforcement. Executive acknowledges and agrees that any breach by Executive of any covenant in this Section 5 will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement. Should a court or arbitrator of competent jurisdiction determine that any restriction described herein is overly broad or otherwise unenforceable, in whole or in part, the parties agree that the court shall modify such restriction to the minimum extent necessary to render the restriction enforceable.

6.	TAX MATTERS

6.1	Compliance with Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A or an exemption thereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first regular payroll date of the Company following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

6.2	Section 280G.

6.2.1	If any of the payments or benefits received or to be received by Executive (including, but not limited to, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 6.2, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes.

6.2.2	Any reduction made pursuant to this Section 6.2 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 6.2 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 6.2, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request to make its determinations under this Section 6.2. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.2.3	“Change in Control” shall have the meaning ascribed to such term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if not defined therein, shall mean, after the Effective Date: (a) any change in the ownership or control of the common stock of the Company which results in more than fifty percent (50%) of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than fifty percent (50%) of the issued and outstanding common stock of the Company as of the date of this Agreement; (b) the merger or consolidation of the Company with another entity such that more than fifty percent (50%) of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than fifty percent (50%) of the issued and outstanding common stock of the Company as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of the Company. Notwithstanding the foregoing definition, if necessary for compliance with Section 409A of the Code, a Change in Control shall not occur unless such transaction satisfies the foregoing and constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

6.3	Withholding. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.

7.	ADDITIONAL PROVISIONS.

7.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on third day after the notice is deposited in the United States mail, with first class postage prepaid, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:

The Company:	Executive:

Terrestrial Energy Inc. 2730 W Tyvola Road, Suite 100 Charlotte, NC 28217 Attn: Chair of Compensation Committee of the Board of Directors With a copy to: General Counsel	Simon Irish, at the address shown on the records of the Company

7.2	Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their term.

7.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4	Cooperation. Upon the receipt of reasonable notice from the Company (including its outside counsel), Executive agrees that during the Term and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment or service with the Companies, and will provide reasonable assistance to the Companies and their respective representatives in defense of all claims that may be made against the Companies, and will assist the Companies in the prosecution of all claims that may be made by the Companies, to the extent that such claims may relate to the period of Executive’s employment or service with the Companies. Executive agrees to promptly inform the Companies if Executive becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Companies. Executive also agrees to promptly inform the Companies (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Companies (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Companies with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall reimburse Executive for any reasonable expenses Executive incurs in connection with Executive’s cooperation under this provision and, in connection with Executive’s cooperation after the Term and following the period during which Executive is receiving any severance payments, provide reasonable compensation for time expended (including reasonable preparation time) in connection with such cooperation at an hourly rate based on Executive’s Base Salary on the Termination Date.

7.5	Governing Law; Mandatory Arbitration.

7.5.1	This Agreement shall be governed by the laws of the State of Delaware and applicable federal law, without regard to any state’s principles regarding conflict of laws.

7.5.2	Except as provided in Subsection 7.5.3, any claim, cause of action or dispute arising out of or relating to this Agreement (“Covered Claim”) shall be resolved solely and exclusively by binding arbitration before a single arbitrator, administered by the American Arbitration Association (“AAA”) pursuant to its then-current rules of employment arbitration (current copies of which are found at www.adr.org), except to the extent that such rules conflict with this Agreement, and governed by the Federal Arbitration Act. Executive and the Company hereby irrevocably waive their right to have any Covered Claim heard by a judge or jury. Unless otherwise agreed by the parties, the arbitration shall be conducted in Charlotte, North Carolina (the “Arbitration Venue”). All questions regarding the arbitrability of any claim, whether procedural or substantive in nature, shall be resolved exclusively by the arbitrator and not by a court. All arbitration proceedings shall be private and confidential, and the arbitrator shall exclude all persons except those determined by the arbitrator to be necessary to such proceeding. The arbitrator shall have the power to award all remedies that could be ordered by a court in the Arbitration Venue. Unless otherwise ordered by the arbitrator, the Company shall pay all fees and costs charged by AAA and the arbitrator for the arbitration proceeding. The arbitrator’s award shall be final and binding upon the parties, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction.

7.5.3	Notwithstanding the foregoing, either party may file suit in a federal or state court in or for the Arbitration Venue to (a) compel arbitration pursuant to this Agreement and/or (b) obtain temporary and/or preliminary injunctive relief (without the necessity of posting a bond or other security) to prevent irreparable harm pending arbitration. The parties hereby irrevocably submit to the jurisdiction of such courts for such purpose and irrevocably waive any right that they may have to object to proceeding in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum.

7.6	Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.

7.7	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.

7.8	Construction. This Agreement shall be deemed to have been drafted jointly by the parties and no ambiguity in the Agreement shall be construed against either the Company or Executive.

7.9	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define, or otherwise affect the provisions of this Agreement.

7.10	Complete Agreement. This Agreement (along with the Confidentiality Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, without limitation, the Executive Employment Agreement, dated June 1, 2014, between Terrestrial Energy (Ontario) Inc. and Executive, as amended from time to time, but excluding any existing stock option, restricted stock unit, or option cancellation agreements or other agreements concerning indemnification matters with the Company. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:		TERRESTRIAL ENERGY INC.

By:	/s/ Simon Irish	By:	/s/ Frederick Buckman
	Simon Irish		Frederick Buckman, Board Chair

Date:	October 28, 2025	Date:	October 28, 2025

[Signature Page to Executive Employment Agreement]

Addendum 1

EMPLOYEE CONFIDENTIALITY AGREEMENT

This Employee Confidentiality Agreement (this “Agreement”) is made and entered into by and between Terrestrial Energy Inc., a Delaware corporation (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Companies (defined below) in a position in which Employee will or may have access to the Companies’ confidential information and intellectual property; and

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1. CONFIDENTIALITY.

1.1 Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that (a) owns or controls in whole or in part another legal entity, (b) is owned or controlled in whole or in part by one or more other legal entities or natural persons, or (c) is under common ownership or control in whole or in part with another legal entity.

1.2 Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.

1.3 Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; patents, trademarks and other intellectual property. Confidential Information does not include specific information that has become generally publicly known through no fault of Employee.

1.4 Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law, such as trade secret statutes, fiduciary duties, and the like.

1.5 Return of Company Property. Employee agrees that upon termination of Employee’s employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon request, Employee will immediately surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6 Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.

1.7 Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.

2. DEVELOPMENTS.

2.1 Developments. As used herein “Development” means all products of human intelligence which have been protected or could be protected by Intellectual Property Rights (as defined hereafter), all embodiments thereof (including, without limitation, all software, hardware, information, data, documentation, materials, ideas, discoveries, concepts, processes, formulae, techniques, designs, formats, methodologies, algorithms, programs, know-how, tools, and other technology), all inventions, conceptions, developments, discoveries, creations, or works of authorship or expression included therein or relating thereto, and all updates, upgrades, enhancements, modifications, derivatives, improvements and translations thereto, thereof or thereon, and all Intellectual Property Rights therein and relating thereto.

2.2 Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, including, without limitation, all trade secrets, patents and patent applications, copyrights, mask works, trademarks, trade names, service marks, trade dress, moral rights, rights in datasets and databases, contractual rights, and all other intellectual property and proprietary rights recognized by the laws of any jurisdiction or country, whether registered or unregistered.

2.3 Company Developments. As used herein, the term “Company Developments” means all Developments made, conceived, reduced to practice, created, developed, authored, or learned by Employee, in whole or in part and whether alone or with others, while employed by the Company; provided, however, Company Developments shall not include (a) Prior Developments as defined in Section 2.6 of this Agreement, or (b) Developments that are (i) wholly unrelated to the business of the Companies (or any of them) or the actual or demonstrably anticipated research and development of the Companies (or any of them) and (ii) conceived, created and developed wholly on Employee’s own time and without use of personnel, Confidential Information or other resources of any of the Companies.

2.4 Assignment of Company Developments. Employee hereby acknowledges and agrees that the Company exclusively owns all rights, title and interest in and to all Company Developments (and all Intellectual Property Rights therein and thereto). The parties agree that each element of any Company Development that is protectable under copyright laws shall be deemed a “work made for hire” under those laws and is and shall be owned by Company. Employee agrees to and hereby does irrevocably assign, now and in the future (when any such Company Developments or any Intellectual Property Rights therein or related thereto are first made, conceived, reduced to practice, created, developed, or learned, as applicable), to the Company (or to one of the other Companies or a third party if directed by the Company) all of Employee’s right, title, and interest in and to any and all Company Developments (and all Intellectual Property Rights therein and related thereto). Employee retains no rights to use the Company Developments or any such Intellectual Property Rights and agrees not to challenge the validity of the Company’s ownership in any Company Developments or such Intellectual Property Rights. If any Company Development or Intellectual Property Rights therein, including moral rights, in any Company Development cannot (as a matter of law) be assigned by Employee to the Company, then Employee unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company, or any of its respective licensees, successors or assigns with respect to such rights.

2.5 Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year thereafter, Employee will promptly and fully disclose to the Company in writing (a) all Company Developments and (b) all patent applications filed by Employee in which Employee is named as an inventor or co-inventor.

2.6 Prior Developments. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Developments (defined below) in any Company Developments without the Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source software license (including the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company) other than as permitted by and consistently with the Company’s policy for uses of such software code or as otherwise expressly authorized by the Company by prior written approval. Employee has disclosed on Exhibit A a complete list of all Developments relating to the business of the Companies (or any of them) that Employee has, or has caused to be, alone or jointly with others, conceived, reduced to practice, created or developed prior to the commencement of Employee’s employment by the Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If no Prior Developments are listed on Exhibit A, Employee warrants that there are no Prior Developments. If, in the course of Employee’s employment with the Company, Employee utilizes a Prior Development or a Non-Company Development (as defined in Section 2.9 below) in Employee’s work for the Company, Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Development or Non-Company Development.

2.7 Protection and Enforcement of Intellectual Property Rights and Assistance. The Company will have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Company Developments and all such Intellectual Property Rights. During the period of Employee’s employment and thereafter, Employee will assist the Company in every proper way to protect and enforce United States and foreign Intellectual Property Rights relating to Company Developments in all countries. In the event the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.

2.8 Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Developments made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

2.9 Notice of Exceptions. The Employee’s obligations to assign Developments pursuant to Section 2.4 do not apply to any invention that Employee develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Employee for the Company (each a “Non-Company Development”).

3. Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled; (h) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (i) otherwise disclose information that Employee is legally entitled to disclose pursuant to applicable law. For the avoidance of doubt, Employee’s past, present or future exercise of any rights described in this Section 3 shall not constitute a breach of this Agreement. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

4. SCOPE AND REMEDIES. As used herein, the phrase “while employed by the Company” includes any period of prior or subsequent service to the Company as a contractor or other non-employee service provider. Employee acknowledges and agrees that a breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

5. GENERAL.

5.1 Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.

5.2 Modification; Waiver. This Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.3 No Effect on At-Will Employment Status. This Agreement is not intended to, and shall not be construed to, grant any employment rights to Employee beyond that of at-will employment, which may be terminated by either party at any time, with or without cause.

5.4 Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.

5.5 Governing Law and Venue. This Agreement shall be governed by the laws of the State of Delaware and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Delaware, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

5.6 Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorney fees incurred as a result of such breach or threatened breach.

5.7 Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.

5.8 Title and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

5.9 Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:	TERRESTRIAL ENERGY INC.

By:
Simon Irish		Signature

Date		Frederick Buckman, Board Chair

Date

EXHIBIT A

TO:	TERRESTRIAL ENERGY INC.

FROM:	Simon Irish

DATE:	_____________________________

SUBJECT:	Prior Developments

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that related in any way to the business of the Company and that were made, conceived or first reduced to practice by me (alone or jointly with others) prior to my employment by the Company:

☐	No Developments or improvements.

☐	The following Developments:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Developments generally listed below for the following party(ies):

Invention or Improvement	Party(ies)	Relationship
a)
b)
c)

☐	Additional sheets attached.